Exhibit 5.1

October 31, 2006

Weingarten Realty Investors
2600 Citadel Plaza Drive, Suite 300
Houston, Texas 77008

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as securities counsel to Weingarten Realty Investors (the "Company"), a Texas real estate investment trust, in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration for resale of $575,000,000 of the Company’s 3.95% Convertible Senior Notes due 2026 (the “Notes”) issued under an Indenture, dated as of May 1, 1995, supplemented by the First Supplemental Indenture, dated as of August 2, 2006 (collectively, the “Indenture”), between the Company and The Bank of New York Trust Company, National Association as successor trustee (the "Trustee"), as well as 14,645,940 of the Company’s common shares of beneficial interest, par value $0.03 per share, issuable upon conversion of the Notes pursuant to the Indenture (together with an indeterminate number of additional shares of the Company’s common shares that may be issued upon conversion of the Notes under certain circumstances described in the Registration Statement, the “Underlying Common Shares”).

In rendering the following opinion, we have examined the Restated Declaration of Trust, as amended, and bylaws of the Company, as amended to date, and such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein.

Based upon the foregoing, we are of the following opinion(s):

1. The Notes have been duly authorized and are binding obligations of the Company entitled to the benefits of the Indenture.

2. The Underlying Common Shares have been duly authorized by all necessary corporate action and such Underlying Common Shares, when issued and delivered upon conversion in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is as of the date hereof and is based on the assumptions set forth herein and the laws and regulations currently in effect, and we do not undertake and hereby disclaim any obligations to advise you of any change with respect to any matter set forth herein. To the extent that the opinion set forth herein is governed by laws other than the federal laws of the United States, our opinion is based solely upon our review of the Texas Real Estate Investment Trust Act and upon certificates from public officials or governmental offices of such state. We express no opinion as to any matter other than as expressly set forth herein, and no opinion is to, or may, be inferred or implied herefrom.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the heading "Legal Matters" in the Prospectus contained therein. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
LOCKE LIDDELL & SAPP LLP

By:	/s/ Gina E. Betts
Gina E. Betts, Partner